Filed Pursuant to Rule 424(b)(3)
Registration No. 333-126930

PROSPECTUS SUPPLEMENT Number 15
Dated February 22, 2007 (To Prospectus dated October 12, 2005)

Spherix Incorporated

$4 Million Standby Equity Distribution Agreement

Common Stock

The common stock, par value $.005 per share, being offered hereby is common stock acquired from Spherix Incorporated, a Delaware corporation (the “Company”) pursuant to a draw down under the provisions of that certain Standby Equity Distribution Agreement dated as of July 22, 2005 (“Equity Line of Credit”) by and between the Company and Cornell Capital Partners, L.P.  The description in this Prospectus Supplement of the particular terms of the shares of common stock offered hereby supplements (and, to the extent inconsistent, replaces) and should be read in conjunction with the description of the general terms and provisions of the common stock and the Equity Line of Credit set forth in the accompanying Prospectus, dated October 12, 2005, to which description reference is made hereby.  The price per share is based on the lowest volume weighted average price of the common stock on the NASDAQ National Market for the five (5) consecutive trading days immediately following the draw down notice date.  Terms used but not defined herein have the meanings ascribed to them in the Prospectus.

The particulars relating to the common stock offered hereby are as follows:

Purchaser:	Cornell Capital Partners, L.P.

Issue Date:	February 22, 2007

Number of shares issued:	55,267

Purchase price per share:	$1.8094

Net Proceeds to the Company:	$94,500